Exhibit 99.1

SkyPostal Networks to Co-Market PuntoMio Online

Shopping Facilitator with TAM, Brazil’s Largest Domestic Airline

MIAMI & SAO PAULO — April 21, 2009 — SkyPostal Networks, Inc. (OTC BB: SKPN), the largest private postal network in Latin America, today announced that it has entered into a co-marketing agreement for its PuntoMio online U.S. shopping facilitator service (www.puntomio.com) with TAM Fidelidade, the Frequent Flyer Program of TAM Airlines, the largest airline in Brazil. TAM currently services almost 50% of the air travel market in Brazil.

PuntoMio facilitates online international shopping from U.S e-tailers, and provides international transport, customs clearance and delivery to cross-border shoppers. Under terms of the agreement, TAM will offer its TAM Fidelidade FFP associates a PuntoMio U.S. address for online shopping from the U.S.  Clients will receive FFP points for money spent with PuntoMio on transporting their goods.  TAM’s network currently includes almost 6 million associates and the company has redeemed more than 7.4 million tickets in exchange for points earned through its Frequent Flyer Program.

Patricia Voigt, General Manager of PuntoMio, said, “The profile of TAM’s associates fits in well with our target audience of international online shoppers.  With this partnership we gain valuable marketing for PuntoMio with international travelers, further extending PuntoMio’s visibility among potential customers throughout Brazil.”

Líbano Barroso, Finance and IT Vice-President at TAM said, “As the first airline in Brazil to launch a loyalty program, we understand the importance of offering our frequent flyers innovative and useful services. PuntoMio provides our loyal customers with a truly valuable service that will reward their choice of airline and reflects our dedication to excellence in service.”

Through SkyPostal’s PuntoMio service, subscribers are provided a physical U.S. address in Miami, which serves as their shipping address when making Internet purchases from U.S. stores. Merchandise is delivered to the assigned U.S. address at which point PuntoMio becomes responsible for international transport and associated logistics, including customs clearance and final delivery to the customer. PuntoMio also assists the shopper by providing product price and merchant rating comparisons though web integration with PriceGrabber.  Customers are steered to secure sites that accept international credit cards through their Verified by PuntoMio program and provided with a cost estimator which enables the buyer to determine the total purchase cost including transportation, customs duties, taxes and delivery. PuntoMio also provides complete online tracking as the parcel moves from PuntoMio to its final delivery destination, and free international merchandise return shipping to Miami, plus returns handling back to merchant.

About TAM

Since July 2003, TAM (www.tam.com.br) has been a leader in the Brazilian market, closing last February with a 49.8% market share.  The company operates flights to 42 destinations in Brazil.  With commercial agreements signed with regional companies, it reaches 79 different destinations in the country. TAM’s market share in the sector of international destinations operated by Brazilian airline companies was 85.1% in February.  Foreign operations include direct flights to 18 destinations in the United States, Europe and South America: New York, Miami and Orlando (USA), Paris (France), London (UK), Milan (Italy), Frankfurt (Germany), Madrid (Spain), Buenos Aires and Bariloche (Argentina), Cochabamba and Santa Cruz de la Sierra (Bolivia), Santiago (Chile), Asunción and Ciudad del Este (Paraguay), Montevideo (Uruguay), Caracas (Venezuela) and Lima (Peru). It has also codeshare agreements that enable sharing seats in flights with international companies, thus passengers can travel to other 64 destinations in the United States, South America and Europe. A pioneer in the adoption of a Frequent Flyer Program for airlines in Brazil, called Programa Fidelidade, TAM now has 5,5 million members and has distributed more than 7.4 million tickets through the redemption of accrued points.

About Punto Mio (www.puntomio.com)

PuntoMio is an online shopping portal that facilitates the experience of the online international shopper and U.S.-based Internet merchants, from the time of purchase through cross-border delivery. PuntoMio is designed to be the only web address international shoppers need to be able to realize all of their online purchases from the United States.  PuntoMio provides its partners and potential e-tailers everything they need to successfully launch an international shopping service, including consistent promotional offers to existing customers to promote year-round shopping and product expansion.

PuntoMio’s offering includes product pricing comparison, secure online purchasing and delivery capabilities, cost estimator and merchandise return capability. Additionally, PuntoMio addresses many of the challenges of online cross-border shopping — lack of familiarity with the U.S. purchase process, expensive express-courier delivery services, U.S. merchants that do not accept foreign credit cards, absence of  an international  return process, unexpected and high fees associated with customs clearance and duties , and poor parcel post service provided by the national postal service in their local country.  For more information visit www.puntomio.com.

About SkyPostal Networks, Inc.

SkyPostal is an international wholesale mail distribution company that specializes in hand delivery of commercial mail, periodicals and parcel post into the Latin America-Caribbean (LAC) region. SkyPostal is the largest private postal network in Latin America, delivering more than 60 million mail items each month through its network of local private postal operators. SkyPostal handles mail from European postal administrations, major publishers, mail consolidators, international mailers and financial institutions that require time-defined and reliable delivery of their mail, magazines and mail order parcels. For more information visit www.skypostal.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company’s actual results to differ materially from those indicated in any forward-looking statements.

Contact:

Financial Profiles, Inc.

Jonathan Destler

(310) 277-4711

jdestler@finprofiles.com

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